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                                                                    Exhibit 99.4


ICU MEDICAL, INC.

               ICU MEDICAL, INC. COMPLETES ACQUISITION OF INTEREST
                               IN BIO-PLEXUS, INC.

           NOVEMBER 1, 2002, SAN CLEMENTE, CALIFORNIA -- ICU Medical, Inc. (NASDAQ/NMS:ICUI), the San Clemente based maker of safe medical connectors and custom intravenous systems, today announced that it had completed the purchase of 84% of the common stock of Bio-Plexus, Inc. (OTC BB: BPXS) from ComVest Venture Partners, L.P. and other investors for cash at a price of $0.66 per share, and that it had also acquired $2.5 million of notes payable by Bio-Plexus. ICU Medical reiterated its intention to acquire the remaining minority interest at the same price per share in the near future. Upon closing, ICU Medical's nominees were elected to a majority of the seats on Bio-Plexus's Board of Directors, and Dr. George Lopez, Chairman and CEO of ICU Medical, was elected Chairman of the Bio-Plexus Board.

           Bio-Plexus's principal products are blood collection needles under the PUNCTUR-GUARD(R) name, which are designed to eliminate exposure to sharp, contaminated needles.

           ComVest Venture Partners, L.P. is a private investment fund specializing in healthcare and technology ventures.

           Dr. George Lopez commented: "Bio-Plexus has been a troubled company. It has lost over $90 million since inception, recently emerged from bankruptcy and is losing money at the rate of over $250,000 per month. It is a small player in a large market. There are risks that we will not succeed in growing sales and paring expenses to better align with sales volume. We believe ICU Medical can correct the problems and do what ICU Medical does best, make profits. We look forward to the challenge."

           Bio-Plexus launched the PUNCTUR-GUARD(R) Winged Set for Blood Collection in July 2001. Winged sets are steel hollow bore needles with attached tubing used for blood collection. The PUNCTUR-GUARD Winged Set incorporates the same internal blunting technology used in the Company's PUNCTURE-GUARD multi-sample blood collection needle. Upon activation, an inner hollow blunt

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needle extends beyond the sharp point of the outer needle prior to removal of the device from the patient, thereby eliminating the exposure to sharp, contaminated needles. Current devices require removal of the contaminated sharp needle from the patient before the outer sheath can be moved into place over the contaminated needle. Bio-Plexus, Inc., designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(R) brand names.



Contact:   Francis J. O'Brien
           Chief Financial Officer
           ICU Medical, Inc.
           (949) 366-2183